Exhibit 99.1

PRESS RELEASE

Contact:

Hai Tran, Chief Financial Officer

BioScrip

952-979-3768

FOR IMMEDIATE RELEASE

BIOSCRIP REPORTS THIRD QUARTER 2014 FINANCIAL RESULTS

Double Digit Organic Infusion Revenue Growth; Breakeven Cash Flow from Continuing Operations

Elmsford, NY – November 5, 2014 – BioScrip®, Inc. (NASDAQ: BIOS) (the “Company”) today announced its financial results for the third quarter of 2014.  Third quarter revenue from continuing operations was $244.0 million and the net loss from continuing operations, net of income taxes, was $37.6 million or a loss of $0.55 per basic and diluted share. Non-GAAP adjusted loss from continuing operations per basic and diluted share was $0.42.

The Company has substantially completed the integration of its acquired businesses. As part of that process, the Company has accelerated its cash collection to achieve break even cash flow from continuing operations in the quarter and expects to continue to improve cash collection processes and systems. While cash collections on current reimbursement claims for the Company’s services were strong in the third quarter of 2014 and exceeding historical rates, the Company established additional reserves for receivables that aged during the HomeChoice and CarePoint acquisitions integration period. As a result, the Company incurred a charge in the third quarter of $23.1 million in the Infusion segment for bad debt and contractual reserves that represents the amount above the segment’s historical experience prior to the disruption from the acquisition of the HomeChoice and CarePoint businesses. The Company is therefore reporting both adjusted and pro-forma results for EBITDA to exclude the impact of this adjustment.

Third Quarter Highlights

•	Total revenue increased by $53.3 million, or 28.0%, as compared to the prior year period. Revenue from the Infusion Services segment increased to $231.5 million, reflecting 32.6% growth year-over-year. Organic revenue growth for the Infusion Services segment remained in the double digits year-over-year.

•	Gross profit from continuing operations was $65.0 million, or 26.6% of revenue, as compared to $61.7 million, or 32.3% of revenue, in the prior year period. The increase in gross profit was primarily driven by growth in the Infusion segment. The decline in gross profit margin percentage was driven by the decline in the higher margin PBM Services segment.

•	On a pro-forma basis, Infusion Services segment Adjusted EBITDA, adding back the $23.1 million charge in bad debt and contractual reserves, was $16.8 million, compared to $14.6 million, in the prior year period, a 14.8% increase. Consolidated Adjusted EBITDA from continuing operations declined by $24.0 million to a loss of $12.6 million, primarily reflecting the bad debt and contractual reserves charge noted above. Adjusted EBITDA was impacted by $0.9 million in increased investment in operations leadership and reimbursement resources which included the addition of our new Chief Operating Officer. These costs include recruiting fees, overtime, temporary labor and third party professional fees. Corporate overhead also included $0.7 million in non-recurring legal fees relating to legacy litigation matters.

•	The Company has implemented a cost savings plan to be completed by year end that is expected to yield approximately $4.0 million in annual cost reductions.

•	Cash flow from continuing operations increased $2.4 million sequentially compared to the second quarter of 2014 and has reached breakeven.

•	As a result of the continued focus on cash collections, the Company has increased monthly average accounts receivable collections from $80.9 million in the second quarter of 2014 to $83.5 million in the third quarter of 2014.

“The infusion business, once again, delivered double-digit organic revenue growth, underscoring our progress to be a leading provider of infusion services,” said Rick Smith, President and Chief Executive Officer of BioScrip. “Our operating metrics are strong and continue to improve in key areas that are leading to sequential increases in operating cash flow. Our acquisitions over the last two years are integrated and we have created a national platform that is clinically respected and we believe it is strategically positioned to continue to grow and build on the foundation that has been established. We are focused on delivering value for shareholders.”

Results of Operations

Third Quarter 2014 versus Third Quarter 2013

Total revenue for the third quarter of 2014 was $244.0 million, compared to $190.6 million for the same period a year ago, an increase of $53.3 million, or 28.0%. Infusion Services segment revenue was $231.5 million in the third quarter, as compared to $174.6 million for the same period in 2013. The 32.6% increase was driven primarily by double-digit organic growth and the acquisition of CarePoint.

Gross profit from continuing operations for the third quarter of 2014 was $65.0 million, or 26.6% of revenue, as compared to $61.7 million, or 32.3% of revenue, in the prior year period. The increase in gross profit was the result of organic growth and the acquisition of CarePoint, offset by a decline in the PBM Services segment. The decline in gross profit margin percentage was driven primarily by the decline in the higher-margin PBM Services segment.

During the third quarter of 2014, on a consolidated basis, adjusted EBITDA from continuing operations declined by $24.0 million to a loss of $12.6 million, compared to $11.4 million in the prior year period. On a pro-forma basis, adding back the $23.1 million charge in bad debt and contractual reserves, adjusted EBITDA from continuing operations was $10.5 million. Infusion Services segment Adjusted EBITDA was negative $6.3 million in the third quarter of 2014. On a pro-forma basis, Infusion Services segment Adjusted EBITDA was $16.8 million, compared to $14.6 million, in the prior year period, a 14.8% increase. Adjusted EBITDA was impacted by $0.9 million in increased investment in operations leadership and reimbursement resources which included the addition of our new COO. These costs include recruiting fees, overtime, temporary labor and third party professional fees. Corporate overhead also included $0.7 million in non-recurring legal fees relating to legacy litigation matters.

PBM Services segment revenue was $12.4 million for the third quarter of 2014, compared to $16.0 million for the prior year period. The decrease was related to the decline in its prescription discount card business and expected decline in the traditional PBM volume for the second half of 2014. PBM Services segment adjusted EBITDA was $1.6 million, or 12.9% of segment revenue, for the third quarter of 2014 compared to $4.3 million, or 26.9% of segment revenue, in the prior year period.

Interest expense in the third quarter of 2014 was $9.6 million compared to $7.2 million in the prior year period.

Income tax expense from continuing operations in the third quarter was $1.9 million compared to $0.0 million in the prior year period.

Net loss from continuing operations for the third quarter of 2014 was $37.6 million, or a loss of $0.55 per basic and diluted share, compared to a net loss from continuing operations of $23.8 million, or $0.37 per basic and diluted share, in the prior year period.

Liquidity and Capital Resources

For the nine months ended September 30, 2014, BioScrip used $26.7 million in net cash from continuing operating activities, compared to cash used of $28.9 million during the nine months ended September 30, 2013. Sequentially, net cash from continuing operating activities improved by $2.4 million from the second quarter of 2014 and reached breakeven.

As of September 30, 2014, the Company’s cash balance was $0.0 million, and it had $423.3 million of outstanding debt including a revolver balance of $4.5 million.

Outlook

The Company projects the following:

•	Revenue for 2014 is forecasted to be at the high end of the Company’s guidance range of $940.0 million to $980.0 million. Infusion Services segment is expected to continue to deliver double-digit organic revenue growth;
•	Infusion Services segment Adjusted EBITDA and margin percentage is expected to sequentially improve;
•	Seasonality is expected in the Infusion Services segment, whereby the fourth quarter typically generates the highest Adjusted EBITDA of the year and the first quarter typically generates the lowest Adjusted EBITDA of the year;
•	Initiatives to collect older receivables impacted by the integration of the acquisitions continue in the fourth quarter of the year. These efforts are on-going, but timing may be uncertain; and
•	Continued stability is expected in our PBM Services segment from an adjusted EBITDA perspective.

Conference Call

BioScrip will host a conference call to discuss its third quarter 2014 financial results on November 6, 2014 at 8:30 a.m. Eastern Time. Interested parties may participate in the conference call by dialing 800-404-5245 (US), or 303-223-2681 (International), 5-10 minutes prior to the start of the call. A replay of the conference call will be available for two weeks after the call's completion by dialing 800-633-8284 (US) or 402-977-9140 (International) and entering conference call ID number 21737716. An audio webcast and archive will also be available for 30 days under the "Investor Relations" section of the BioScrip website at www.bioscrip.com.

About BioScrip, Inc.

BioScrip, Inc. is a leading national provider of infusion and home care management solutions. BioScrip partners with physicians, hospital systems, facilities-based providers, healthcare payors, and pharmaceutical manufacturers to provide patients access to post-acute care services. BioScrip operates with a commitment to bring customer-focused pharmacy and related healthcare infusion therapy services into the home or alternate-site setting. By collaborating with the full spectrum of healthcare professionals and the patient, BioScrip provides cost-effective care that is driven by clinical excellence, customer service, and values that promote positive outcomes and an enhanced quality of life for those it serves. BioScrip provides its infusion and home care services from over 80 locations across 29 states.

Forward-Looking Statements – Safe Harbor This press release includes statements that may constitute "forward-looking statements," including projections of certain measures of the Company's results of operations, projections of certain charges and expenses, and other statements regarding the Company's goals, regulatory approvals and strategy. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. In some cases, forward-looking statements can be identified by words such as "may," "should," "could," "anticipate," "estimate," "expect," "project," “outlook,” “aim,” "intend," "plan," "believe," "predict," "potential," "continue" or comparable terms. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors. Important factors that could cause or contribute to such differences include but are not limited to risks associated with: the Company's ability to integrate any acquisitions; the Company's ability to grow its Infusion Services segment organically or through acquisitions and obtain financing in connection therewith; its ability to reduce operating costs while sustaining growth; reductions in federal, state and commercial reimbursement for the Company's products and services; increased government regulation related to the health care and insurance industries; as well as the risks described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K for the year ended December 31, 2013. The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company's situation may change in the future. All of the forward-looking statements herein are qualified by these cautionary statements.

Reconciliation to Non-GAAP Financial Measures

In addition to reporting all financial information required in accordance with generally accepted accounting principles (GAAP), the Company is also reporting EBITDA, Adjusted EBITDA (including pro-forma Adjusted EBITDA), and Adjusted EPS, which are non-GAAP financial measures. EBITDA, Adjusted EBITDA and Adjusted EPS are not measurements of financial performance under GAAP and should not be used in isolation or as a substitute or alternative to net income, operating income or any other performance measure derived in accordance with GAAP, or as a substitute or alternative to cash flow from operating activities or a measure of our liquidity. In addition, the Company's definitions of EBITDA, Adjusted EBITDA and Adjusted EPS may not be comparable to similarly titled non-GAAP financial measures reported by other companies. EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization. Adjusted EBITDA, as defined by the Company, represents net income before net interest expense, loss on extinguishment of debt, income tax expense, depreciation and amortization, stock-based compensation expense, acquisition and integration expenses, restructuring-related expenses and investments in start-up operations. As part of restructuring, the Company may incur significant charges such as the write down of certain long−lived assets, temporary redundant expenses, retraining expenses, potential cash bonus payments and potential accelerated payments or terminated costs for certain of its contractual obligations. Adjusted EPS, as defined by the Company, represents earnings per basic and diluted share, excluding the same elements in calculating Adjusted EBITDA as well as the impact of acquisition-related intangible amortization. Management believes that these non-GAAP financial measures provide useful supplemental information regarding the performance of our business operations and facilitates comparisons to our historical operating results. For a full reconciliation of EBITDA, Adjusted EBITDA and Adjusted EPS to the most comparable GAAP financial measures, please see the attachments to this earnings release.

Contacts:

Hai Tran

BioScrip, Inc.

952-979-3768

Lisa Wilson

In-Site Communications, Inc.

212-759-3929

Schedule 1
BIOSCRIP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(in thousands, except for share amounts)

	September 30, 2014	December 31, 2013
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$-	$1,001
Receivables, less allowance for doubtful accounts of $39,240 and $17,836 at September 30, 2014 and December 31, 2013, respectively	170,633	172,187
Inventory	33,777	34,341
Prepaid expenses and other current assets	11,148	14,110
Current assets of discontinued operations	-	15,316
Total current assets	215,558	236,955
Property and equipment, net	40,049	41,182
Goodwill	573,323	571,337
Intangible assets, net	11,881	16,824
Deferred financing costs	16,757	17,184
Other non-current assets	1,275	3,733
Non-current assets of discontinued operations	-	49,643
Total assets	$858,843	$936,858
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt	$4,925	$60,257
Accounts payable	74,849	63,575
Claims payable	8,639	2,547
Amounts due to plan sponsors	7,243	4,826
Accrued interest	2,608	2,173
Accrued expenses and other current liabilities	37,255	34,352
Current liabilities of discontinued operations	-	6,576
Total current liabilities	135,519	174,306
Long-term debt, net of current portion	418,355	375,322
Deferred taxes	18,187	8,954
Other non-current liabilities	8,255	17,540
Other non-current liabilities of discontinued operations	-	6,153
Total liabilities	580,316	582,275
Stockholders' equity
Preferred stock, $.0001 par value; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $.0001 par value; 125,000,000 shares authorized; shares issued: 71,218,985 and 70,711,439; shares outstanding: 68,636,465 and 68,128,919 as of September 30, 2014 and December 31, 2013, respectively	8	7
Treasury stock, 2,582,520 shares at cost	(10,311)	(10,311)
Additional paid-in capital	527,410	519,625
Accumulated deficit	(238,580)	(154,738)
Total stockholders' equity	278,527	354,583
Total liabilities and stockholders' equity	$858,843	$936,858

Schedule 2
BIOSCRIP, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Product revenue	$226,421	$169,011	$667,601	$469,594
Service revenue	17,538	21,620	62,776	74,380
Total revenue	243,959	190,631	730,377	543,974

Cost of product revenue	162,125	115,565	475,523	323,823
Cost of service revenue	16,832	13,411	59,396	44,734
Total cost of revenue	178,957	128,976	534,919	368,557

Gross profit	65,002	61,655	195,458	175,417
% of revenues	26.6%	32.3%	26.8%	32.2%

Selling, general and administrative expenses	58,702	52,454	175,126	149,671
Change in fair value of contingent consideration	(86)	(412)	(6,941)	(412)
Bad debt expense	26,080	3,624	41,041	10,265
Acquisition and integration expenses	2,922	4,890	14,754	13,025
Restructuring and other expenses	1,846	778	10,296	3,457
Amortization of intangibles	1,620	1,009	4,943	4,801
Loss from continuing operations	(26,082)	(688)	(43,761)	(5,390)
Interest expense, net	9,563	7,183	29,197	20,169
Loss on extinguishment of debt	-	15,898	-	15,898
Loss from continuing operations, before income taxes	(35,645)	(23,769)	(72,958)	(41,457)
Income tax (benefit)	1,930	(13)	8,484	(42)
Loss from continuing operations, net of income taxes	(37,575)	(23,756)	(81,442)	(41,415)
Loss from discontinued operations, net of income taxes	(1,135)	(10,331)	(2,400)	(9,680)
Net loss	$(38,710)	$(34,087)	$(83,842)	$(51,095)

Loss per common share:
Loss from continuing operations, basic and diluted	$(0.55)	$(0.37)	$(1.19)	$(0.66)
Income (loss) from discontinued operations, basic and diluted	(0.02)	(0.16)	(0.04)	(0.15)
Net loss, basic and diluted	$(0.57)	$(0.53)	$(1.23)	$(0.81)

Weighted average shares outstanding, basic and diluted	68,615	67,912	68,421	63,368

Schedule 3
BIOSCRIP, INC AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities:
Net loss	$(83,842)	$(51,095)
Less: Income (loss) from discontinued operations, net of income taxes	(2,400)	(9,680)
Loss from continuing operations, net of income taxes	(81,442)	(41,415)
Adjustments to reconcile (loss) from continuing operations, net of income taxes to net cash provided by (used in) operating activities:
Depreciation	11,999	8,169
Amortization of intangibles	4,943	4,801
Amortization of deferred financing costs and debt discount	3,607	1,410
Change in fair value of contingent consideration	(6,941)	(412)
Change in deferred income tax	8,218	1,393
Compensation under stock-based compensation plans	6,637	7,260
Loss on extinguishment of debt	-	15,898
Equity in net loss of unconsolidated affiliate	-	661
Changes in assets and liabilities, net of acquired business:
Receivables, net of bad debt expense	827	(20,655)
Inventory	486	8,875
Prepaid expenses and other assets	5,774	830
Accounts payable	10,837	8,041
Claims payable	6,092	(5,275)
Amounts due to plan sponsors	2,417	(10,254)
Accrued interest	436	(3,832)
Accrued expenses and other liabilities	(561)	(4,435)
Net cash provided by (used in) operating activities from continuing operations	(26,671)	(28,940)
Net cash provided by (used in) operating activities from discontinued operations	(5,074)	(9,322)
Net cash provided by (used in) operating activities	(31,745)	(38,262)
Cash flows from investing activities:
Purchases of property and equipment, net	(11,319)	(19,881)
Cash consideration paid for acquisitions, net of cash acquired	(454)	(285,039)
Net cash proceeds from sale of unconsolidated affiliate	-	8,509
Cash advances to unconsolidated affiliate	-	(2,348)
Net cash provided by (used in) investing activities from continuing operations	(11,773)	(298,759)
Net cash provided by (used in) investing activities from discontinued operations	57,677	(48)
Net cash provided by (used in) investing activities	45,904	(298,807)
Cash flows from financing activities:
Proceeds from public stock offering	-	118,570
Proceeds from new senior notes due 2021, net of lender fees and other expenses	193,851	-
Proceeds from new senior credit facility, net of fees paid to issuers	-	377,283
Repayment of 10 1/4% senior unsecured notes	-	(237,397)
Deferred and other financing costs	(2,115)	-
Borrowings on line of credit	205,700	379,896
Repayments on line of credit	(241,203)	(364,859)
Principal payments on long-term debt	(172,243)	-
Repayments of capital leases	(248)	(809)
Net proceeds from exercise of common stock purchase warrants	-	399
Net proceeds from exercise of employee stock compensation plans	1,098	1,885
Net cash provided by (used in) financing activities from continuing operations	(15,160)	274,968
Net change in cash and cash equivalents	(1,001)	(62,101)
Cash and cash equivalents - beginning of period	1,001	62,101
Cash and cash equivalents - end of period	$-	$-
DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$25,328	$22,598
Cash paid during the period for income taxes	$1,692	$242

Schedule 4
BIOSCRIP, INC

Reconciliation between GAAP and Non-GAAP Measures
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Results of Operations:
Revenue:
Infusion Services - product revenue	$226,421	$169,011	$667,601	$469,594
Infusion Services - service revenue	5,122	5,614	15,559	15,282
Total Infusion Services revenue	231,543	174,625	683,160	484,876
PBM Services - service revenue	12,416	16,006	47,217	59,098
Total revenue	$243,959	$190,631	$730,377	$543,974

Adjusted EBITDA by Segment before corporate overhead:
Infusion Services	$(6,344)	$14,623	$24,811	$40,615
PBM Services	1,625	4,274	5,137	15,385
Total Segment Adjusted EBITDA	(4,719)	18,897	29,948	56,000

Corporate overhead	(7,893)	(7,483)	(22,385)	(23,531)

Consolidated Adjusted EBITDA	(12,612)	11,414	7,563	32,469

Interest expense, net	(9,563)	(7,183)	(29,197)	(20,169)
Loss on extinguishment of debt	-	(15,898)	-	(15,898)
Income tax (expense) benefit	(1,930)	13	(8,484)	42
Depreciation	(4,205)	(3,225)	(11,999)	(8,170)
Amortization of intangibles	(1,620)	(1,009)	(4,943)	(4,801)
Stock-based compensation expense	(1,753)	(1,427)	(6,637)	(7,260)
Acquisition and integration expenses	(2,922)	(4,890)	(14,754)	(13,025)
Restructuring and other expenses and investments (1)	(2,970)	(1,551)	(12,991)	(4,603)
Loss from continuing operations, net of income taxes	$(37,575)	$(23,756)	$(81,442)	$(41,415)

Calculation of Pro Forma Adjusted EBITDA:
Infusion Services Segment-
Adjusted EBITDA as reported	$(6,344)	$14,623	$24,811	$40,615
Incremental charge to bad debt and contractual reserves (2)	23,134	-	28,734	-
Pro forma Infusion Services Adjusted EBITDA	$16,790	$14,623	$53,545	$40,615

Consolidated-
Adjusted EBITDA as reported	$(12,612)	$11,414	$7,563	$32,469
Incremental charge to bad debt and contractual reserves (2)	23,134	-	28,734	-
Pro forma Consolidated Adjusted EBITDA	$10,522	$11,414	$36,297	$32,469

Supplemental Operating Data			September 30,	December 31,
			2014	2013
Total Assets:
Infusion Services			$783,658	$793,475
PBM Services			29,009	25,239
Corporate unallocated			46,169	53,169
Assets from discontinued operations			-	64,959
Assets associated with discontinued operations, not sold			7	16
Total Assets			$858,843	$936,858

(1) Restructuring and other expenses and investments include costs associated with restructuring such as employee severance, third party consulting costs and facility closure costs; training and transitional costs as well as redundant salaries; and, losses in the short-term investment of the unconsolidated affiliate and investment in start-up branch locations.

(2) The incremental charge to bad debt and contractual reserves represents the amount of bad debt expense and contractual reserve allowances recorded during the three and nine months ended September 30, 2014 above the Company's normalized historical allowance rates.

Schedule 5
BIOSCRIP, INC

Reconciliation between GAAP and Non-GAAP Earnings Per Share
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014 [1,3]	2013 [2,3]	2014 [1,3]	2013 [2,3]
Net loss from continuing operations, net of income taxes	$(37,575)	$(23,756)	$(81,442)	$(41,415)
Non-GAAP adjustments, net of income tax:
Restructuring and other expenses and investments [3]	2,970	1,587	12,991	4,602
Loss on extinguishment of debt	-	16,266	-	15,894
Acquisition and integration expenses	2,922	5,003	14,754	13,022
Amortization of intangibles	1,620	1,032	4,943	4,800
Compensation under stock-based compensation plans	1,753	1,460	6,637	7,258
Non-GAAP net income (loss) from continuing operations	$(28,310)	$1,592	$(42,117)	$4,161

Loss per share from continuing operations, basic and diluted	$(0.55)	$(0.37)	$(1.19)	$(0.66)
Non-GAAP adjustments, net of income tax:
Restructuring and other expenses and investments [3]	0.04	0.02	0.19	0.07
Loss on extinguishment of debt	-	0.26	-	0.25
Acquisition and integration expenses	0.04	0.07	0.22	0.21
Amortization of intangibles	0.02	0.01	0.07	0.08
Compensation under stock-based compensation plans	0.03	0.02	0.10	0.11
Non-GAAP earnings (loss) per share from continuing operations, basic and diluted	$(0.42)	$0.01	$(0.61)	$0.06

Weighted average shares outstanding, basic and diluted	68,615	67,912	68,421	63,368

1	For the three months and nine months ended September 30, 2014, non-GAAP net loss from continuing operations adjustments are net of tax, calculated using an annual effective tax rate method. However, the Company has recorded a full valuation allowance on its deferred tax assets and, as a result, no tax benefit is being recognized for the non-GAAP net loss from continuing operations. The tax expense in continuing operations relates to indefinite-lived intangible assets and an insignificant amount of state tax expense which would not be impacted by the non-GAAP adjustments above. Accordingly, no tax expense has been allocated to the non-GAAP adjustments.

2	For the three months and nine months ended September 30, 2013, non-GAAP net income from continuing operations adjustments are net of tax, calculated using an annual effective tax rate method. The tax expense netted against restructuring and other expenses and investments, loss on extinguishment of debt, acquisition and integration expenses, amortization of intangibles, and stock-based compensation expense was $36, $368, $113, $23 and $33, respectively, for the three months ended September 30, 2013 and $1, $4, $3, $1 and $2, respectively, for the nine months ended September 30, 2013. The tax effect of these adjustments on a per share basis is not meaningful.

3	Restructuring and other expenses and investments include costs associated with restructuring such as employee severance, third party consulting costs and facility closure costs; training and transitional costs as well as redundant salaries; losses in the short-term investment in the unconsolidated affiliate; and investments in start-up branch locations.